Exhibit 23.9

Anthony O’Sullivan

c/o TMC the metals company Inc.

1111 West Hastings Street, 15th Floor Vancouver, BC V6E 2J3

CANADA

CONSENT OF QUALIFIED PERSON

Anthony O’Sullivan (the “Qualified Person”), in connection with the Automatic Shelf Registration Statement on Form S-3 to be filed on or about the date hereof (including any amendments or supplements thereto, the “Registration Statement”), of TMC the metals company Inc. (the “Company”), consents to:

•	the incorporation by reference of the technical report summary titled “Technical Report Summary of Prefeasibility Study of NORI Area D, Clarion Clipperton Zone” with an effective date of August 4, 2025 (the “Technical Report Summary”), prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”), into the Registration Statement;

•	the use of, and references to, my name, including my status as an expert or “qualified person” (as defined in S-K 1300), in the Technical Report Summary and the Registration Statement; and

•	the use of the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is incorporated by reference into the Registration Statement.

The Qualified Person is responsible for authoring, and this consent pertains to, Sections 1.1, 1.2, 1.3, 1.5, 1.8, 3, 12.2.1, 12.2.12-12.2.14, 16, 21, 22.1, 22.3, 22.8, 22.9, 22.12 and 23 of the Technical Report Summary.

Dated this March 31, 2026

/s/ Anthony O’Sullivan
Anthony O’Sullivan, a Qualified Person